As filed with the Securities and Exchange Commission on October 20, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAL Education Group

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5/F, Tower B, Heying Center

Xiaoying West Street, Haidian District

Beijing 100085

People’s Republic of China

+86-10-5292-6669

(Address of Principal Executive Offices and Zip Code)

2020 Share Incentive Plan

(Full title of the plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor, New York, NY 10168
800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Copies to:

Alex Zhuangzhuang Peng Chief Financial Officer TAL Education Group 5/F, Tower B, Heying Center Xiaoying West Street, Haidian District Beijing 100085 People’s Republic of China +86-10-5292-6669	Daying Zhang, Esq. Latham & Watkins LLP 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong +852 2912-2500

EXPLANATORY NOTE

TAL Education Group (the “Registrant”) is filing this Registration Statement to register an additional 9,273,511 Class A common shares (“Class A Common Shares”), par value $0.001 per share, of the Registrant that have become or may become issuable under the Registrant’s 2020 Share Incentive Plan (the “2020 Plan”), resulting from an automatic increase pursuant to the “evergreen” provision of the 2020 Plan. The “evergreen” provision provides that the maximum number of shares issuable under the 2020 Plan shall be increased automatically if and whenever the number of shares that may be issued pursuant to ungranted awards under the 2020 Plan accounts for less than one percent (1%) of the then total issued and outstanding shares of the Registrant, so that after each such automatic increase, the number of shares that may be issued pursuant to ungranted awards under the 2020 Plan shall equal five percent (5%) of the then total issued and outstanding shares of the Company.

The shares being registered pursuant to this Registration Statement are the same class as other securities for which earlier registration statement relating to the 2020 Plan and the Registrant’s 2010 Share Incentive Plan were filed with the Securities and Exchange Commission (the “Commission”) (the “Prior Registration Statements”) on:

●	February 11, 2011 (File No. 333-172178); and

●	October 16, 2020 (File No. 333-249518).

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended February 28, 2023 filed on May 31, 2023 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

(b)	The description of the Registrant’s Class A common shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-34900) filed with the Commission on October 6, 2010, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description
4.1	Fourth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant's registration statement on the Form F-1/A, filed with the Commission on October 6, 2010 (File No. 333-169650))

4.2	Form of Class A Common Share Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant's registration statement on Form F-1, filed with the Commission on September 29, 2010 (File No. 333-169650))

4.3	Amended and Restate Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts (incorporated by reference to Exhibit A to the Registrant’s registration statement on Form F-6 (file No. 333-219521) filed with the Securities and Exchange Commission on July 28, 2017)

4.4	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel to the Registrant, regarding the legality of the Class A common shares being registered

10.1	2020 Share Incentive Plan (incorporated herein by reference to Exhibit 4.37 to the Form 20-F filed on June 30, 2020 (File No. 001-34900))

23.1*	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on October 20, 2023.

TAL Education Group

By:	/s/ Bangxin Zhang
Name: Bangxin Zhang
Title: Chairman and Chief Executive Officer

[Signature Page to S-8]

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Bangxin Zhang and Alex Zhuangzhuang Peng, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on October 20, 2023.

Signature	Title

/s/ Bangxin Zhang	Chairman of the Board of Directors and
Bangxin Zhang	Chief Executive Officer
(Principal Executive Officer)

/s/ Yunfeng Bai	Director
Yunfeng Bai

/s/ Kaifu Zhang	Director
Kaifu Zhang

/s/ Weiru Chen	Director
Weiru Chen

/s/ Janet Yan Feng	Director
Janet Yan Feng

/s/ Alex Zhuangzhuang Peng	President and Chief Financial Officer
Alex Zhuangzhuang Peng	(Principal Financial and Accounting Officer)

[Signature Page to S-8]

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of TAL Education Group, has signed this Registration Statement or amendment thereto in New York, United States on October 20, 2023.

Authorized U.S. Representative,
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries, on behalf of Cogency Global Inc.
Title: Senior Vice President